Exhibit 23
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-120132, No. 333-115423, No. 333-66562, No. 033-64647, No. 333-257153, and No. 333-230386) on Form S-8 of our reports dated March 12, 2025, with respect to the consolidated financial statements of Tredegar Corporation and the effectiveness of internal control over financial reporting.
/s/ KPMG LLP

Richmond, Virginia
March 12, 2025